Exhibit 10.31

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TRAVELERS
PERFORMANCE SHARE AWARD NOTIFICATION AND AGREEMENT

(This award must be accepted by 11:59 p.m. (Eastern Time) on
                       , 20    , or it will be forfeited. Refer below to Section 17.)

Participant:                           Grant Date:                           XXXXXXX

Number of Performance Shares:

Performance Period: XXXXXXX to XXXXXXX

1. Grant of Performance Shares. This performance share award is granted pursuant to The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”), by The Travelers Companies, Inc. (the “Company”) to you as an employee of the Company or an affiliate of the Company (together, the “Travelers Group”). The Company hereby grants to the Participant as of the Grant Date an award (“Award”) for the initial number of Performance Shares set forth above pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein, including, without limitation, the conditions set forth in Section 7.

2. Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified the Plan, this grant notification and agreement, including Exhibits A and B (the “Award Agreement”), and the prospectus dated January 29, 2010 (titled “Travelers Equity Awards”) and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Plan and Prospectus include, but are not limited to, provisions relating to amendment, vesting, cancellation and settlement, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.

By accepting this Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that the Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent, and depends on the future financial performance of the Company, among other factors. The Participant further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to performance conditions and will be cancelled if the performance conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) performance may be subject to confirmation and final determination by the Company’s Board of Directors or its Compensation Committee (the “Committee”) that the performance conditions have been satisfied. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Award unless and until the Award is vested and settled in shares of Common Stock.

3. Performance Period. For purposes of the Award, the Performance Period shall be defined as the three-year period commencing                        , 20     and ending                        , 20    .

4. Vesting. The Award shall vest in full on the last day of the Performance Period, provided the Participant remains continuously employed within the Travelers Group. If the Participant has a termination of, or break in, employment prior to the last day of the Performance Period, the Participant’s rights are determined under the Award Rules of Exhibit A.

5. Settlement of Award. The number of Performance Shares vested (which shall include any additional Performance Shares credited to the Participant’s account pursuant to Section 6) shall be calculated based on the Performance Share Vesting Grid set forth in Exhibit B. The Company shall deliver to the Participant, subject to any certification of satisfaction of the performance goal as required by the Plan in order to comply with Section 162(m) of the Internal Revenue Code, a number of shares of Common Stock equal to the number of vested Performance Shares on January 1 of the year following the end of the Performance Period or as soon as administratively practicable thereafter (but no later than March 15 of the year following the end of the Performance Period). The number of shares of Common Stock delivered to the Participant shall be reduced by a number of shares of Common Stock having a Fair Market Value on the date of delivery equal to the tax withholding obligation, unless the Plan administrator is notified in advance of the Award settlement and the Participant elects another method for tax withholding.

6. Dividend Equivalents. The Participant shall be entitled to receive additional Performance Shares with respect to any cash dividends declared by the Company. The number of additional Performance Shares shall be determined by multiplying the number of Performance Shares credited to the Participant’s account (which shall include the number of Performance Shares set forth above, plus any Performance Shares credited in connection with dividend payments under this Section 6), times the dollar amount of the cash dividend per share of Common Stock, and then dividing by the Fair Market Value of the Common Stock as of the dividend payment date. The Participant’s right to any Performance Shares credited to the Participant’s account in connection with dividends shall vest in the same manner described in Section 4. As described in Section 5, such additional Performance Shares shall be included in the total number of Performance Shares credited to the Participant’s account for purposes of applying the Performance Share Vesting Grid.

7. Grant Conditioned on Principles of Employment Agreement.

(a)  Notwithstanding any contrary provision in this grant notification and agreement, the grant of the Award shall not be effective and shall be null and void unless the Participant has agreed, in the manner prescribed by the Company and no later than the date immediately preceding the Grant Date, to be bound by the Company’s Principles of Employment Agreement in effect on the date immediately preceding the Grant Date (the “POE Agreement”), as published on the Company’s intranet site or previously distributed in hard copy to Participant.

(b)  By accepting the Award, the Participant agrees that the POE Agreement shall supersede and replace the form of Principles of Employment Agreement contained or referenced in any prior equity award made by the Company to the Participant, and, accordingly, such prior equity award shall become subject to the terms and conditions of the POE Agreement.

(c) In the case of a Participant who has received this grant upon or in connection with the commencement of his or her employment with the Travelers Group, 7(a) and 7(b) shall not apply. While the grant to such Participant is not conditioned on prior execution of the POE Agreement, the Participant shall forfeit the grant and it shall be cancelled and of no further force and effect if the Participant fails to sign and deliver the POE Agreement to the Company by the deadline set forth in his or her offer letter or employment agreement, or in the absence of such deadline, by the close of the fifth (5th) business day of his or her employment with the Travelers Group.

8. Acceptance of Exhibit A - Award Rules. The Participant agrees to be bound by the terms of the Award Rules set forth in Exhibit A (“Award Rules”).

9. Acceptance of Non-Solicitation Conditions. The Participant agrees to be bound by the following conditions (the “Non-Solicitation Conditions”):

(a) The Company and the Participant understand, intend and agree that the Non-Solicitation

Conditions of this Section 9 are intended to protect the Travelers Group against the Participant raiding its employees and/or its business during the twelve (12) month period (the “Restricted Period”) following the date of the conclusion of the Participant’s employment with the Travelers Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group (the “Termination Date”), while recognizing that after the Termination Date, the Participant is still permitted to freely compete with the Travelers Group, except to the extent “Confidential Information” (which means any technical or business information developed by, for, or at the expense of the Travelers Group, or assigned or entrusted to the Travelers Group, unless such information is generally known outside of the Travelers Group) is used in such solicitation and subject to certain restrictions set forth below. Further, nothing in this Section 9 is intended to grant or limit any rights or claims as to any future employer of the Participant.

(b) During the Restricted Period, the Participant will not seek to recruit or solicit, or assist, participate in or promote the recruiting or solicitation of, interfere with, attempt to influence or otherwise affect the employment of any person who was or is employed by the Travelers Group at any time during the last three months of the Participant’s employment or during the Restricted Period. Further, the Participant shall not, on behalf of himself or herself or any other person, hire, employ or engage any such person. The Participant shall not directly engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions in this Section 9. However, the Non-Solicitation Conditions do not preclude the Participant from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Travelers Group, provided that the Participant does not specifically direct such third party specifically to target employees of the Travelers Group generally or specific individual employees of the Travelers Group.

(c) If, after the Termination Date, the Participant accepts a position as an employee, consultant or contractor with a direct competitor of the Company, then, during the Restricted Period, the Participant will not use Confidential Information to seek to recruit or solicit, or assist, participate in or promote the recruiting or solicitation of, interference with, attempt to influence or otherwise affect any person or entity who is a client, customer, policyholder, or agent of the Travelers Group, to discontinue business with the Travelers Group, and/or move that business elsewhere. The Participant also agrees not to be directly and personally involved in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from Travelers Group, at any time after the Termination Date, even if Confidential Information is not involved. The Participant may, at any time after the Termination Date, direct a third party (including but not limited to employees of his/her subsequent employer) to negotiate, compete for, solicit and execute such book roll over(s) or other book of business transfer arrangements, provided that (i) Confidential Information is not involved, (ii) the Participant is not personally and directly involved in such activities, and (iii) the Participant does not direct such third party specifically to target agents of Travelers Group.

(d) Subject to the non-competition obligations in the Award Rules that apply to Participants meeting the “Retirement Rule,” at any time after the Termination Date, the Participant may otherwise freely compete with the Travelers Group, including but not limited to competing on an account by account or deal by deal basis, to the extent that he or she does not violate the provisions of subsection (c) above.

10. Forfeiture of Performance Share Award.

(a) The Participant acknowledges and agrees as follows:

(i) The Participant acknowledges that the receipt of the Award constitutes good, valuable and independent consideration for the Participant’s acceptance of and compliance with the provisions of the Award Agreement, including the forfeiture and recapture provision below, and the Non-Solicitation Conditions.

(ii) The Participant acknowledges that his or her rights with respect to the Award are conditioned on his or her timely acceptance of the POE Agreement and his or her compliance with the POE Agreement at all times thereafter.

(b) The Participant agrees that, during the term of his or her employment with the Travelers Group and during the Restricted Period, if the Participant breaches the Non-Solicitation Conditions and/or the POE Agreement, in addition to all rights and remedies available to the Company at law and in equity (including without limitation those set forth in the Award Rules for involuntary termination), the Participant will immediately forfeit any award issued pursuant to this Award Agreement that has not yet been paid, exercised or vested. The Company may also recapture from the Participant any and all compensatory value that the Participant received for the last twelve (12) months of his or her employment and through the end of the Restricted Period from any such award (including without limitation the amount of any cash payment made to the Participant upon exercise or settlement of the award, and/or the amount included as compensation in the taxable income of the Participant upon vesting or exercise of the award). The Participant will promptly pay the full amount due upon demand by the Company, in the form of cash or shares of Common Stock at current fair market value.

(c) The forfeiture and recapture remedies under paragraph (b) shall not limit or modify the Company’s rights and remedies with respect to any breaches of the Award Agreement at any time after the end of the Restricted Period.

(d) The Award Rules provide a right to payment, subject to certain conditions, following the Participant’s Termination Date if the Participant meets the Retirement Rule which, among other conditions, may require that the Participant not engage in any activities that compete with the business operations of the Travelers Group through the settlement date of the Award (such non-compete condition may extend beyond the Restricted Period). The remedies for a violation of such non-compete conditions are specified in the Award Rules and are in addition to any remedies of the Travelers Group under this Section 10.

(e) Except to the extent prohibited by law, an outstanding Award may be forfeited, and the compensatory value received under the Award may be subject to recoupment by the Company, in accordance with the policies of the Company in effect from time to time with respect to forfeiture and recoupment of bonus payments, retention awards, cash or stock-based incentive compensation or awards, or similar forms of compensation, and the terms of any such policy, while it is in effect, are incorporated herein by reference.

11. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

12. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for a member of the Travelers Group to transfer certain Participant data to another member of the Travelers Group, or to its outside service providers or governmental agencies. By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

13. Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan, this Award Agreement and the Prospectus, constitute the entire understanding between the parties hereto regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of the Award Agreement that are intended to survive the Termination Date of a Participant shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Travelers Group.

14. No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Company for a definite period of time. The employment relationship is “at will,” which affords the Participant or the Travelers Group the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law. The Travelers Group retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment with the Travelers Group.

15. Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of the Award or his or her right hereunder to receive any Performance Shares, except as otherwise provided in the Prospectus.

16. Conflict. In the event of a conflict between the Plan, the Award Agreement and/or the Prospectus, the documents shall control in that order (that is, the Plan, the Award Agreement and the Prospectus).

17. Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By clicking the button after the text of Exhibit B, the Participant accepts the Award and agrees to be bound by the terms, conditions, and restrictions set forth in the Award Agreement. The Participant’s rights under the Award will lapse at 12:00 a.m. (Eastern Time) on XXXXXXX, and the Award will be forfeited on such date if the Participant does not accept the Award by clicking the button on or before 11:59 p.m. (Eastern Time) on XXXXXXX. In the case of a grant issued upon or in connection with commencement of employment with the Travelers Group, forfeiture may occur as of the date referenced or specified in Section 7(c) of this grant and notification agreement if the Participant has not by then agreed to be bound by the POE Agreement.  In the case of any other grant, this grant is null and void if the Participant has not by the date immediately preceding the Grant Date agreed to be bound by the POE Agreement.  For the avoidance of doubt, the Participant’s failure to accept the Award Agreement shall not affect his or her continuing obligations under any other agreement between the Company and the Participant.

18. Governing Law. The Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota.

EXHIBIT A - Award Rules
To Travelers’ Performance Share Award Notification and Agreement

When you leave the Company

References to “you” or “your” are to the Participant. “Termination Date” is defined in Section 9(a) of the Award Agreement and means the date of the conclusion of your employment with the Traveler Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group.

If you terminate your employment or if there is a break in your employment, your Award may be cancelled before the end of the Performance Period and the vesting and settlement of your Award may be affected.

The provisions in the chart below apply to Awards granted under the Plan. Special rules apply for vesting and settlement of your Award in cases of termination of employment if you satisfy certain age and years of service requirements (“Retirement Rule”), as set forth in “Retirement Rule” below.

If You:	Here’s What Happens to Your Award:

Resign (but do not meet the Retirement Rule)	Your rights under the Award are cancelled and your right to the Performance Shares is forfeited.

Become disabled (as defined under the Company’s applicable long-term disability plan)

You will be entitled to receive the number of shares of Common Stock you would have received, if any, if your employment had not terminated due to disability, multiplied by a fraction equal to the number of days from the first day of the Performance Period to the Termination Date, divided by the total number of days in the Performance Period. Any such shares will be received at the time of settlement of the Performance Shares after the end of the

Performance Period.

Take an approved personal leave of absence

Your rights under the Award continue when you are on such leave of absence for up to three months. Once your approved leave of absence exceeds three months, your rights under the Award are suspended until you return to work and remain actively employed for 30 calendar days, after which your rights under the Award will be restored retroactively. If you terminate employment during the leave for any reason, the applicable termination of employment provisions will apply. If your personal leave of absence exceeds one year, your rights under the Award are cancelled and your right to the Performance Shares is forfeited.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence	Your rights under the Award continue when you are on such leave of absence.

Die while employed or following employment while your Award is outstanding

Your estate will be entitled to receive a number of shares of Common Stock equal to the initial number of Performance Shares set forth at the beginning of the Award, plus any Performance Shares credited as dividend equivalents in connection with the dividends paid or payable as of the date of your death, multiplied by a fraction equal to the number of days in the Performance Period from the first day of the Performance Period to your date of death, divided by the total number of days in the Performance Period. Any such shares will be delivered as soon as administratively possible following your death. No Performance Shares shall be credited with respect to any cash dividends paid by the Company after the date of the Participant’s death but prior to the distribution with respect to Performance Shares already credited to the Participant’s account.

Are terminated involuntarily for gross misconduct or for cause*	Your rights under the Award are cancelled and your right to the Performance Shares is forfeited.

Are terminated involuntarily other than for gross misconduct or for cause (including under the Company’s applicable separation pay plan or any successor or comparable arrangement)	Your rights under the Award are cancelled and your right to the Performance Shares is forfeited.

While employed and at any time during the Restricted Period, breach the Non-Solicitation Conditions and/or the POE Agreement

As set forth in Section 10 of the Award Agreement, in addition to all rights and remedies available to the Company at law and in equity (including the above rights and remedies relating to involuntary termination), you will immediately forfeit any award to you under the Award Agreement that has not yet been paid, exercised or vested. The Company may also recapture from you any and all compensatory value that you received for the last 12 months of your employment and through the end of the Restricted Period from any such award (including the amount of any cash payment made to you upon settlement of the Award, and/or the amount included as compensation in your taxable income upon settlement of the Award). You will promptly pay the full amount due upon demand, in the form of cash or shares of Common Stock at current fair market value.

* The Committee, in its sole discretion, determines what constitutes “gross misconduct” and “cause.”

Retirement Rule

If, as of your Termination Date, you are at least (i) age 65, (ii) age 62 with one or more full years of service, or (iii) age 55 with 10 or more full years of service, then you meet the “Retirement Rule.” If you are terminated under the Company’s applicable separation pay plan or any successor or comparable arrangement, if any, your Termination Date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

The Retirement Rule does not apply if you were involuntarily terminated for gross misconduct or for cause. If you retire and do not meet the Retirement Rule, you will be considered to have resigned.

If you are terminated under the Company’s applicable separation pay plan or successor or comparable arrangement, if any, your Termination Date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

If you:

Meet the Retirement Rule

You will be entitled to receive a number of shares of Common Stock equal to the shares you would have received, if any, if your employment had not terminated due to retirement in accordance with the Retirement Rule, multiplied by a fraction equal to the number of days from the first day of the Performance Period to the Termination Date, divided by the total number of days in the Performance Period. Any such shares will be received at the time of settlement of the Performance Shares after the end of the Performance Period. You will have a right to payment under the Retirement Rule provided that, prior to the time of settlement, you do not engage in any activities that compete with the business operations of the Travelers Group, including, but not limited to, working for another insurance company engaged in the property casualty insurance business as either an employee or independent contractor. You are not subject to this non-compete provision if you are terminated involuntarily, or if you are employed in any state where state law prohibits such non-compete provision, but you remain subject to Sections 9 and 10 of the Award Agreement, and the POE Agreement.

When called for under the above rules, as a condition to receiving payment, you will be required to certify to the Company that you have not engaged in any activities that compete with the business operations of the Travelers Group since your Termination Date, and provide such other evidence of your compliance with the Retirement Rule as the Company may require.

EXHIBIT B - Performance Share Vesting Grid
To Travelers’ Performance Share Award Notification and Agreement

Performance Period ROE*	% of Performance Shares Vested
> 16.0%	150% (Maximum)
15.5	140
15.0	130
14.5	120
13.5	110
12.0	100
10.0	75
8.0	50 (Threshold)
< 8.0	0

* For any Performance Period ROE (as defined below) that is at least 8.0%, but falls between two Performance Period ROE performance levels, the percentage of Performance Shares vested shall be interpolated (for example, if Performance Period ROE is 14.0%, 115% of the

Performance Shares would be vested).

Definitions:

“Performance Period ROE” is defined as the sum of the Adjusted ROE for each of the three years in the Performance Period, divided by three.

“Adjusted ROE” is defined as Adjusted Operating Income divided by Adjusted Shareholders’ Equity.

“Adjusted Operating Income” for each year in the Performance Period is defined as the Company’s net income from continuing operations as reported in the Company’s financial statements (including accompanying footnotes and management’s discussion and analysis), adjusted as set forth in the immediately following sentence. In calculating Adjusted Operating Income, net income from continuing operations shall be adjusted as follows: first (A) remove the after-tax effects of the following items: (i) losses (net of reinsurance) from catastrophes (as designated by the Insurance Service Office’s Property Claims Service Group, the Lloyd’s Claim Office, Swiss Reinsurance Company’s sigma report, or a comparable report or organization generally recognized by the insurance industry, and reported by the Company as a catastrophe); asbestos and environmental reserve charges (or releases); net realized investment gains or losses in the fixed maturities and real estate portfolios; and (ii)  extraordinary items, the cumulative effect of accounting changes and federal income tax rate changes, and restructuring charges, each as defined by generally accepted accounting principles in the United States, and each as reported in the Company’s financial statements (including accompanying footnotes and management’s discussion and analysis); (B) reduced, as to the first year in the Performance Period (20XX), by $                  , as to the second year in the Performance Period (20XX), by $                   times the ratio of: the Company’s 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium divided by the Company’s 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium, and as to the third year in the Performance Period (20XX), by $                 times the ratio of: the Company’s 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium divided by the Company’s 20XX consolidated personal lines homeowners net written premium plus commercial lines property net written premium plus 50% of commercial lines multi peril net written premium; and (C) reduced by an amount intended, as of the date of this award, to approximate historical levels of credit losses (on an after-tax basis) associated with the Company’s fixed income investments, determined by (i) multiplying a fixed factor, expressed as 2.25 basis points, by the amortized cost of the Company’s fixed maturity investment portfolio at the beginning of each quarter during the relevant year in the Performance Period and (ii) adding the sum of the amounts resulting from (i) for such year in the Performance Period.

“Adjusted Shareholders’ Equity” for each year in the Performance Period is defined as the sum of the Company’s total common stockholders’ equity as reported in the Company’s balance sheet as of the beginning and end of the year (excluding net unrealized appreciation or depreciation of investments and adjusted as set forth in the immediately following sentence), divided by two. In calculating Adjusted Shareholders’ Equity, the Company’s total common shareholders’ equity as of the beginning and end of the year shall be adjusted to remove the cumulative after-tax impact of the following items during the Performance Period: (i) discontinued operations and (ii) the adjustments and reductions made in calculating Adjusted Operating Income.

THE PARTICIPANT’S ACCEPTANCE

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